Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

UNAUDITED CONSOLIDATED RESULTS

For the six months ended 30 June 2024

Dollar amounts presented herein are in United States Dollars

				Six months ended 30 June	Six months ended 30 June	Percentage
SALIENT FEATURES				2024	2023	change
Revenue	($	‘000)		82 125	72 409	13%
EBITDA	($	‘000)		15 603	9 921	57%
Headline earnings (loss)	($	‘000)		1 601	(2 056)	178%
Earnings (loss) per share		($	)	0.01	(0.02)	150%
Headline earnings (loss) per common share		($	)	0.01	(0.01)	200%
Net asset value per common share		($	)	1.80	1.61	12%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare a final dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings (loss)

	2024 Six months ended 30 June		2023 Six months ended 30 June
	Gross $‘000	Net $‘000	Gross $‘000	Net $‘000
Net income (loss) attributable to common shareholders		1 138		(2 785)
Adjustments
Loss on disposal of plant and equipment	71	43	37	35
Impairment of plant and equipment	699	420	726	694
Headline earnings (loss)		1 601		(2 056)
Basic and headline earnings (loss) per common share (US Dollars)
Earnings (loss)		0.01		(0.02)
Headline earnings (loss)		0.01		(0.01)
Weighted-average common shares outstanding (‘000)(1)		142 028		141 633
Diluted earnings (loss) per common share (US Dollars)
Earnings (loss)		0.01		(0.02)
Headline earnings (loss)		0.01		(0.01)
Weighted-average common shares outstanding for diluted (‘000)		142 252		141 633

(1)

The common share outstanding as of June 30, 2024 is as reported in the quarterly report on Form 10-Q for the fiscal second quarter 2024, filed with the Securities and Exchange Commission on August 8, 2024.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and is a summary of the information in the detailed financial results announcement.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from 12 August 2024, via the JSE link (https://senspdf.jse.co.za/documents/2024/jse/isse/MKRE/MKRQ2.pdf) or on the SEC’s website at

https://www.sec.gov/ix?doc=/Archives/edgar/data/1826600/000095017024094128/mntk-20240630.htm. The full announcement is also available at the Company’s registered office and may be requested at info@montaukenergy.com free of charge to investors and/or shareholders, during office hours (09:00—17:00) from Mondays to Fridays.

12 August 2024

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#,

MH Ahmed*###, TG Govender*###, J Cunningham*#, Y Shaik* ###

*	Non-executive; #United States of America; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 5313 Campbells Run Road, Suite 200, Pittsburgh, PA 15205

Website: https://ir.montaukrenewables.com/

Sponsor:

Investec Bank Limited